Exhibit 99.3

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS. –	Presentation of Part II, Item 7 Management’s Discussion and Analysis of Financial Condition and Results of Operations, included in the Company’s Form 10-K for the fiscal year ended September 30, 2005 to reflect the Company’s test business segment as a discontinued operation.

In addition to historical information, this filing contains statements relating to future events or our future results. These statements are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are subject to the safe harbor provisions created by statute. Such forward-looking statements include, but are not limited to, statements that relate to our future revenue, product development, demand forecasts, competitiveness, operating expenses, cash flows, profitability, gross margins, and benefits expected as a result of (among other factors):

•	the projected growth rates in the overall semiconductor industry, the semiconductor assembly equipment market, and the market for semiconductor packaging materials; and

•	the projected continuing demand for wire bonders.

Generally, words such as “may,” “will,” “should,” “could,” “anticipate,” “expect,” “intend,” “estimate,” “plan,” “continue,” and “believe,” or the negative of or other variations on these and other similar expressions identify forward-looking statements. These forward-looking statements are made only as of the date of this filing. We do not undertake to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Forward-looking statements are based on current expectations and involve risks and uncertainties and our future results could differ significantly from those expressed or implied by our forward-looking statements. These risks and uncertainties include, without limitation, those described below and under the heading “Risk Factors” within this section and in our other reports and registration statements filed from time to time with the Securities and Exchange Commission. This discussion should be read in conjunction with the Consolidated Financial Statements and Notes in this report.

Introduction

We design, manufacture and market capital equipment and packaging materials as well as service, maintain, repair and upgrade equipment, all used to assemble semiconductor devices. We are currently the world’s leading supplier of semiconductor wire bonding assembly equipment, according to VLSI Research, Inc. Our business is currently divided into two product segments:

•	equipment; and

•	packaging materials.

Beginning in fiscal year 2006, to align our external reporting with management’s internal reporting, we no longer include “Corporate and Other” as a business segment. Costs previously presented separately for this segment, which primarily consisted of general corporate expenses, have been allocated to our two remaining business segments. The business segments information for fiscal 2003, 2004 and 2005 have been restated to reflect this change.

Discontinued Operations

During the three months ended April 1, 2006, we committed to a plan of disposal and sold our test business in two separate transactions as follows:

•	On March 3, 2006, we completed the sale of substantially all of the assets and certain of the liabilities of our wafer test business to SV Probe, PTE. Ltd. (“SV Probe”) for initial proceeds of $10.0 million in cash plus the assumption of accounts payable and certain other liabilities, subject to a post-closing working capital adjustment that was settled in the three months ended July 1, 2006. Certain accounts receivable were excluded from the assets sold.

•	On March 31, 2006, we completed the sale of substantially all of the assets and certain of the liabilities of our package test business to Antares conTech, Inc., an entity formed by Investcorp Technology Ventures II, L.P. and its affiliates (collectively “Investcorp”) for initial proceeds of $17.0 million in cash plus the assumption of accounts payable and certain other liabilities, subject to a post-closing working capital adjustment that was settled in the three months ended July 1, 2006.

We sold the test business to allow management to strengthen our focus on our core businesses – semiconductor assembly equipment and materials – and explore growth opportunities in these markets.

As part of the terms of each sale noted above, the associated China-based assets were not transferred to the buyers on the above referenced closing dates, as neither buyer had a legal entity in China that could accept the transfer of the China-based assets as of the closing date. The closings related solely to the China-based assets are expected to occur by the end of calendar 2006, without additional consideration. In addition, we provided manufacturing and other transition services (invoiced at cost) to SV Probe through September 1, 2006 and are providing these services to Investcorp for a period not expected to exceed eight months from the closing date noted above. Also, as part of the terms of each sale noted above we may be required to adjust the purchase price to reflect certain accounts receivable that are not collected within specified time limits.

In accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”), the financial results of the test business have been presented as discontinued operations in our Consolidated Financial Statements. See Exhibit 99.4 “Financial Statements” included herein for further discussion of the divestiture of our test business.

Unless otherwise indicated, amounts provided throughout this Exhibit 99.3 relate to continuing operations only.

Continuing Operations

We believe we are the only major supplier to the semiconductor assembly industry that provides customers with semiconductor wire bonding equipment along with the complementary packaging materials that actually contact the surface of the customer’s semiconductor devices. We believe that the ability to control all of these assembly related products provides us with a significant competitive advantage and should allow us to develop system solutions to the new technology challenges inherent in assembling and packaging next-generation semiconductor devices.

The semiconductor industry historically has been volatile, with periods of rapid growth followed by downturns. There can be no assurances regarding levels of demand for our products, and in any case, we believe the historical volatility – both upward and downward – will persist.

We have continued to lower our cost structure by consolidating operations, moving certain of our manufacturing capacity to China, moving a portion of our supply chain to lower cost suppliers and designing higher-performing, lower cost equipment. Cost reduction efforts have become, and will continue to be, an important part of our normal ongoing operations and we believe this will drive down our cost structure below current levels, while not diminishing our product quality. We expect to incur additional expenses such as severance and facility closing costs as a result of these cost reduction programs. Our goal is to be both the technology leader and the lowest cost supplier in each of our major lines of business.

Products and Services

We offer a range of wire bonding equipment and spare parts and packaging materials. Set forth below is a table listing the percentage of our total net revenues from continuing operations for each business segment:

	( in thousands) Fiscal Year Ended September 30,
	2003		2004		2005
	Net Revenues	% of Total Net Revenues	Net Revenues	% of Total Net Revenues	Net Revenues	% of Total Net Revenues
Equipment (1)	$198,447	53%	$361,244	61%	$201,608	42%
Packaging Materials (1)	174,606	47%	234,690	39%	273,934	58%

	$373,053	100%	$595,934	100%	$475,542	100%

(1)	In the fourth quarter of fiscal 2003, we sold the assets related to the saw and hard material blade businesses that were part of the equipment segment and packaging materials segment, respectively. Those businesses had fiscal 2003 net sales of $11.3 million. Fiscal 2003 sales of packaging materials include $135 thousand of sales associated with our substrate business that was closed in fiscal 2002.

Our equipment sales have been, and are expected to remain, highly volatile due to the semiconductor industry’s need for new capability and capacity, whereas packaging materials sales tend to be more stable, following the trend of total semiconductor unit production.

See Note 12 to our Consolidated Financial Statements included in Exhibit 99.4 for financial results by business segment.

Equipment

We manufacture and market a line of wire bonders, which are used to connect very fine wires, typically made of gold, aluminum or copper, between the bond pads of a semiconductor die and the leads on the integrated circuit (IC) package to which the die has been attached. We believe that our wire bonders offer competitive advantages by providing customers with high productivity/throughput and superior package quality/process control. In particular, our machines are capable of performing very fine pitch bonding as well as creating the sophisticated wire loop shapes that are needed in the assembly of advanced semiconductor packages. Our principal products are:

Ball Bonders. Automatic IC ball bonders represent a large majority of our semiconductor equipment business. As part of our competitive strategy, we have been introducing new models of IC ball bonders every 15 to 24 months, with each new model designed to increase both productivity and process capability compared to its predecessor. In 2005, we extended the life of the successful Maxum product line, introducing the Maxum Ultra to succeed the Maxum Plus and the Maxum Elite to succeed the Nu-Tek. Each of these machines provides approximately a 10% productivity improvement over its predecessor and offers various other performance improvements.

Specialty Wire Bonders. We also produce other models of wire bonders, targeted at specific market niches, including: the Model 8098, a large area ball bonder designed for wire bonding hybrid, chip on board, and other large area applications; and the Model 8090, a large area wedge bonder. We introduced a new model wafer stud bumper during the fourth quarter of this year, the AT Premier™. The AT Premier™ is targeted for gold-to-gold interconnect in the growing flip chip market. With industry leading speed and technology, the machine lowers the cost of ownership for stud bumping, enabling a wider range of applications than previously served. We also manufacture and market a line of manual wire bonders.

We believe that our industry knowledge and technical experience have positioned us to deliver innovative, customer-specific offerings that reduce the cost of owning our equipment over its useful life. In response to customer trends in outsourcing packaging requirements, we provide repair and maintenance services, a variety of equipment upgrades, machine and component rebuild activities and expanded customer training through our customer operations group.

Packaging Materials

We manufacture and market a range of semiconductor packaging materials and expendable tools for the semiconductor assembly market, including gold, aluminum and copper wire, capillaries, wedges, die collets, and saw blades, all of which are used in packaging and assembly processes. Our packaging materials are designed for use on both our own and our competitors’ assembly equipment. A wire bonder uses a capillary or wedge tool and bonding wire much like a sewing machine uses a needle and thread. Our principal products are:

Bonding Wire. We manufacture gold, aluminum and copper wire used in the wire bonding process. This wire is bonded to the chip surface and package substrate by the wire bonder and becomes a permanent part of the customer’s semiconductor package. We produce wire to a wide range of specifications, which can satisfy most wire bonding applications across the spectrum of semiconductor packages.

Expendable Tools. Our expendable tools include a wide variety of capillaries, wedges, die collets and wafer saw blades. The capillaries and wedges actually attach the wire to the semiconductor chip, allow a precise amount of wire to be fed out to form a permanent wire loop, then attach the wire to the package substrate, and finally cut the wire so that the bonding process can be repeated again. Die collets are used to pick up and place die into packages before the wire bonding process begins. Our hub blades are used to cut silicon wafers into individual semiconductor die.

Accounting Policies, Pronouncements and Estimates

We believe the following accounting policy is critical to the preparation of our financial statements:

Revenue Recognition. Our revenue recognition policy is in accordance with Staff Accounting Bulletin No. 104 (SAB 104), Revenue Recognition. We recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price is fixed or determinable, the collectibility is reasonably assured, and we have satisfied equipment installation obligations and received customer acceptance, or are otherwise released from our installation or customer acceptance obligations. In the event terms of the sale provide for a lapsing customer acceptance period, we recognize revenue based upon the expiration of the lapsing acceptance period or customer acceptance, whichever occurs first. Our standard terms are Ex Works (K&S factory), with title transferring to our customer at our loading dock or upon embarkation. We do have a small percentage of sales with other terms, and revenue is recognized in accordance with the terms of the related customer purchase order. Revenue related to services is generally recognized upon performance of the services requested by a customer. Revenue for extended maintenance service contracts with a term more than one month is recognized on a prorated straight-line basis over the term of the contract. Revenue from royalty arrangements and license agreements is recognized in accordance with the contract terms, generally prorated over the life of the contract or based upon specific deliverables.

Our business is subject to contingencies related to customer orders as follows:

•	Right of Return: A large portion of our revenue comes from the sale of machines that are used in the semiconductor assembly process. These items are generally built to order, and often include customization to a customer’s specifications. Other product sales relate to consumable products, which are sold in high-volume quantities, and are generally maintained at low stock levels at our customer’s facility. As a result, customer returns have historically represented a very small percentage of customer sales on an annual basis. Our policy is to provide an allowance for customer returns based upon our historical experience and management assumptions.

•	Warranties: Our products are generally shipped with a one-year warranty against manufacturer’s defects and we generally do not offer extended warranties in the normal course of our business. We recognize a liability for estimated warranty expense when revenue for the related product is recognized. The estimated liability for warranty is based upon historical experience and our estimates of future expenses.

•	Conditions of Acceptance: Sales of our consumable products and bonding wire generally do not have customer acceptance terms. In certain cases, sales of our equipment products do have customer acceptance clauses which generally require that the equipment perform in accordance with specifications during an on-site factory inspection by the customer, as well as when installed at the customer’s facility. In such cases, if the terms of acceptance are satisfied at our facility prior to shipment, the revenue for the equipment will be recognized upon shipment. If the terms of acceptance are satisfied at our customer’s facility, the revenue for the equipment will be not be recognized until acceptance, which typically consists of installation and testing, is received from the customer.

•	Price Protection: We do not provide price protection to our customers.

Critical Estimates and Assumptions:

Generally accepted accounting principles require the use of estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The more significant areas involving the use of estimates in our financial statements include allowances for uncollectible accounts receivable, reserves for excess and obsolete inventory, carrying value and lives of fixed assets, goodwill and intangible assets, valuation allowances for deferred tax assets and deferred tax liabilities, repatriation of unremitted foreign subsidiary earnings, self-insurance reserves, pension benefit liabilities, resizing, warranties, and litigation. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which are the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe the following accounting policies require significant judgments and estimates:

Allowance for Doubtful Accounts. We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. We are also subject to concentrations of customers and sales to a few geographic locations, which would also impact the collectability of certain receivables. If economic or political conditions were to change in some of the countries where we do business, it could have a significant impact on the results of our operations, and our ability to realize the full value of our accounts receivable.

Inventory Reserves. We generally provide reserves for obsolete inventory and for inventory considered to be in excess of 12 or 18 months of forecasted future demand. The forecasted demand is based upon internal projections, historical sales volumes, customer order activity, and a review of consumable inventory levels at our customers’ facilities. We communicate forecasts of our future demand to our suppliers and adjust commitments to those suppliers accordingly. If required, we record additional reserves for the difference between the carrying value of our inventory and the lower of cost or market value, based upon assumptions about future demand, market conditions and the next cyclical market upturn. If actual market conditions are less favorable than our projections, additional inventory reserves may be required. We review and physically dispose of excess and obsolete inventory on a regular basis.

Valuation of Long-lived Assets. Our long-lived assets include property, plant and equipment, and goodwill and intangible assets. Our property, plant and equipment and intangible assets are depreciated over their estimated useful lives, and are reviewed for impairment whenever changes in circumstances indicate the carrying amount of these assets may not be recoverable. The fair value of our goodwill and intangible assets is based upon our estimates of future cash flows and other factors to determine the fair value of the respective assets. We manage and value our intangible technology assets in the aggregate, as one asset group, not by individual technology. We perform our annual goodwill and intangible assets impairment tests in the fourth quarter of each fiscal year, which coincides with our annual planning process. We also test for impairment whenever a “triggering” event occurs. Our impairment testing resulted in an impairment charge related to our discontinued test segment business of $100.6 million in fiscal 2005, an impairment charge of $3.2 million in fiscal 2004 (recorded in Discontinued Operations) related to our PC board fabrication business, and an impairment charge of $10.5 million in fiscal 2003 ($0.6 million was included in continuing operations and $9.9 million was included in discontinued operations). The fiscal 2003 impairment charge included $6.9 million related to our flip chip business unit, $1.7 million related to manufacturing equipment for a discontinued test product, $1.2 million related to manufacturing equipment in our Dallas, Texas test facility and $0.7 million related to write-downs of assets sold and write-offs of obsolete assets. If our actual results are less favorable than the estimates or assumptions used to determine the fair value of the respective assets, we may be required to record additional impairment charges in accordance with SFAS 142 and SFAS 144.

Deferred Taxes. We record a valuation allowance to reduce our deferred tax assets to the amount that we expect is more likely than not to be realized. While we have considered future taxable income and our ongoing tax planning strategies in assessing the need for the valuation allowance, if we were to determine that we would be able to realize our deferred tax assets in the future in excess of our net recorded amount, an adjustment to the deferred tax asset would increase income in the period such determination was made. Likewise, should we determine that we would not be able to realize all or part of our net deferred tax assets in the future, an adjustment to the deferred tax asset would decrease income in the period such determination was made. In fiscal 2002 and 2003 we established a valuation allowance against our deferred tax assets generated from our U.S. net operating losses. In fiscal 2004 we reversed the portion of the valuation allowance that was equal to the U.S. federal income tax expense on our U.S. income for that fiscal year. In fiscal 2005, we generated additional U.S. net operating loss carryforwards and established additional valuation allowances against these deferred tax assets. Also in fiscal 2005, we reduced the valuation allowance against U.S. net operating loss carryfowards for the planned repatriation of certain foreign earnings in fiscal 2006. If we were to generate additional U.S. net operating loss carryforwards, additional valuation allowances would be set up against these deferred tax assets.

Resizing. We have engaged and may continue to engage in resizing activities in response to the semiconductor industry’s volatility. Our resizing plans require us to make significant estimates in several areas including the realizable values of assets, expenses for severance and other employee separation costs, and costs for lease terminations. The amounts we have accrued represent our estimates of the obligations we ultimately expect to incur in connection with our resizing plans, but could be subject to change due to various factors, including market conditions and the outcome of negotiations with third parties. Any additional resizing actions may have an negative effect on our operating results in the period in which any such action is taken.

Overview of Statement of Operations

Net revenues. Our equipment sales depend on the capital expenditures of semiconductor manufacturers and subcontract assemblers worldwide, which in turn, depend on the current and anticipated market demand for semiconductors and technology driven advancements in semiconductor design.

Our packaging materials sales depend on manufacturing expenditures of semiconductor manufacturers and subcontract assemblers worldwide, many of which also purchase our equipment products. However, the volatility in demand for our packaging materials is less than that of our equipment sales due to the consumable nature of these products. To a lesser extent, our gold wire sales are impacted by changes in the price of gold.

Cost of goods sold. Equipment cost of goods sold consists mainly of subassemblies, materials, direct and indirect labor costs, and other overhead. We rely on subcontractors to manufacture many of the components and subassemblies for our products and we rely on sole source suppliers for some material components.

Packaging materials cost of goods sold consists primarily of gold and aluminum, direct labor, and other materials used in the manufacture of bonding wire, capillaries, wedges, and other company products, with gold making up the majority of the cost. Gold bonding wire is generally priced based on a fabrication charge per 1,000 feet of wire, plus the value of the gold. To minimize our exposure to gold price fluctuations, we obtain gold for fabrication under a contract with our gold supplier, which generally matches the price we pay for the gold with the price we invoice our customers. Accordingly, fluctuations in the price of gold are generally absorbed by our gold supplier or passed on to our customers. Since gold makes up a significant portion of the cost of goods sold of our bonding wire business unit, the gross profit as a percentage of sales of that business unit and therefore of the packaging materials segment is lower than can be expected in the equipment business.

Selling, general and administrative expense. Our selling, general and administrative expense is comprised primarily of personnel and related costs, professional fees, and depreciation expense.

Research and development expense. Our research and development costs consist primarily of labor, prototype material and other costs associated with our development efforts to strengthen our product lines and develop new products and depreciation expense. Included in research and development expense is the cost to develop the software that operates our semiconductor assembly equipment, which is expensed as incurred. We expect to continue to incur significant research and development costs.

Results of Operations

Fiscal Years Ended September 30, 2003, 2004 , and 2005

The table below shows the principal line items from continuing operations of our consolidated statements of operations, as a percentage of our net sales:

	Fiscal Year Ended September 30,
	2003	2004	2005
Net revenue	100.0%	100.0%	100.0%
Cost of goods sold	70.2	65.6	71.4

Gross margin	29.8	34.4	28.6
Selling, general and administrative	21.1	12.6	14.6
Research and development, net	8.9	4.8	6.0
Asset impairment	0.1	—	—
Gain on sale of assets	—	0.1	0.4
Loss on sale of product lines	1.4	—	—

Income (loss) from operations	(1.7)%	17.1%	8.4%

Fiscal Years Ended September 30, 2005 and September 30, 2004

Bookings and Backlog. During the fiscal year ended September 30, 2005, we recorded bookings of $516.2 million compared to $594.7 million in fiscal 2004. A booking is recorded when a customer order is reviewed and a determination is made that all specifications can be met, production (or service) can be scheduled, a delivery date can be set, and the customer meets the Company’s credit requirements. At September 30, 2005, the backlog of customer orders totaled $91.5 million, compared to $50.8 million at September 30, 2004. Since the timing of deliveries may vary and orders are generally subject to cancellation, our backlog as of any date may not be indicative of net sales for any succeeding period.

Net Revenues

Business segment net revenues:

	(dollar amounts in thousands) Fiscal year ended September 30,
	2004	2005	% Change
Equipment	$361,244	$201,608	-44.2%
Packaging materials	234,690	273,934	16.7%

	$595,934	$475,542	-20.2%

Net Revenue. Overall, net revenue for fiscal 2005 decreased $120.4 million or 20% to $475.5 million from $595.9 million in fiscal 2004. Following is a review of net revenue for each of our two business segments.

For fiscal 2005, net revenue for the equipment segment declined $159.6 million or 44% to $201.6 million from $361.2 million in fiscal 2004. This decrease in revenue was primarily due to a 51% reduction in unit sales of our automatic ball bonders caused by reduced industry-wide demand for backend semiconductor equipment. Partially offsetting this decrease in unit sales was a 2% increase in average selling prices, resulting from higher average selling prices on our next generation automatic ball bonders. Generally, the proportion of newer models sold, as well as product and customer mix, impact average selling prices.

For fiscal 2005, net revenue for the packaging materials segment increased $39.2 million, or 17% to $273.9 million from $234.7 million in fiscal 2004. This increase in revenue resulted from a $43.7 million increase in wire revenue that was partially offset by a $4.2 million reduction in expendable tools revenue. The $43.7 million increase in wire revenue was primarily due to a 27.2% increase in gold wire unit volumes caused by increased orders from existing customers and two new customers in Taiwan, along with a 8.0% increase in average selling prices caused by an increase in the price of gold. The $4.2 million reduction in expendable tools revenue was primarily due to an 8% reduction in average selling prices caused by pricing pressures, and a 4% reduction in capillary unit sales caused by lower industry-wide demand. Gold wire selling prices are heavily dependent upon the price of gold and can fluctuate significantly from period to period.

The majority of our sales are to customers that are located outside of the United States or that have manufacturing facilities outside of the United States. Shipments of our products with ultimate foreign destinations comprised 95% of our total sales in both fiscal 2005 and 2004. The majority of these foreign sales were to customer locations in the Asia/Pacific region, including Taiwan, Malaysia, Korea, Singapore, and Japan. Taiwan accounted for the largest single destination for our product shipments with 27% of our shipments in fiscal 2005 compared to 29% of our shipments in the prior fiscal year.

Gross Profit

Business segment gross profit:

	(dollar amounts in thousands)
	Fiscal year ended September 30,
	2004	% Sales	2005	% Sales
Equipment	$152,628	42.3%	$86,050	42.7%
Packaging materials	52,097	22.2%	50,031	18.3%

	$204,725	34.4%	$136,081	28.6%

Gross profit. Overall, gross profit for fiscal 2005 decreased $68.6 million to $136.1 million from $204.7 million in fiscal 2004. This lower gross profit is primarily due to reduced industry-wide demand, particularly for automatic ball bonders sold within our equipment segment.

For fiscal 2005, gross profit for the equipment segment decreased $66.6 million to $86.1 million from $152.6 million in fiscal 2004, as industry-wide demand for automatic ball bonders declined sharply. Our equipment segment gross margin increased slightly from 42.3% in fiscal 2004 to 42.7% in fiscal 2005.

For fiscal 2005, gross profit for our packaging materials segment decreased $2.1 million to $50.0 million from $52.1 million in fiscal 2004. This $2.1 million (net) reduction was primarily due to lower average selling prices for our capillary products (caused by pricing pressures) that amounted to $4.0 million, which was partially offset by an increase in gross profit of $1.9 million from increased gold wire sales. Our packaging materials segment gross margin declined to 18.3% during fiscal 2005 from 22.2% in fiscal 2004. This decline in gross margin was primarily due to a higher percentage of lower margin wire sales compared to other packaging materials sold, as wire sales increased 25% during fiscal 2005 from fiscal 2004. An 8% increase in the cost of gold also contributed to the decline in gross margins during fiscal 2005, compared to fiscal 2004.

Operating Expenses

	(dollar amounts in thousands)
	Fiscal year ended September 30,
	2004	% Sales	2005	% Sales
Selling, general and administrative	$75,137	12.6%	$69,525	14.6%
Research and development	28,427	4.8%	28,495	6.0%
Resizing (recovery) costs	(68)	—	—	—
Gain on sale of assets	(938)	-0.2%	(1,690)	-0.4%

	$102,558	17.2%	$96,330	20.3%

Selling, General and Administrative Expenses

Selling, General and Administrative (“SG&A”) expenses of $69.5 million for the fiscal year ended September 30, 2005 decreased $5.6 million compared to the SG&A expenses of $75.1 million in fiscal 2004. This decrease was primarily due to a decrease in incentive compensation of $6.3 million, which was partially offset by an increase in professional fees of $2.3 million, which includes the costs associated with the Company’s compliance with the requirements of the Sarbanes-Oxley Act of 2002. Incentive compensation expense is recorded when net income and certain other performance targets are achieved.

Research and Development

Research and Development expenses for fiscal 2005 were flat at $28.5 million from $28.4 million in fiscal 2004.

Resizing

The Company recorded resizing charges in fiscal 2002 of $19.7 million (includes $14.1 million in continuing operations and $5.6 million in discontinued operations) and $4.2 million in fiscal 2001 (includes $3.9 million in continuing operations and $0.3 million in discontinued operations). In fiscal 2004, the Company reversed $0.1 million of these resizing charges in continuing operations and in fiscal 2003 it reversed $0.5 million of these resizing charges (includes $0.4 million in continuing operations and $0.1 million in discontinued operations) as the actual severance costs were less than the costs originally estimated.

In addition to the formal resizing costs identified below, the Company continued (and is continuing) to downsize its operations. These downsizing efforts resulted in workforce reduction charges, consisting primarily of severance and benefit payments recorded in continuing and discontinued operations, of $3.7 million in fiscal 2005 compared to $4.5 million in fiscal 2004. In contrast to the resizing plans discussed above, these workforce reductions were not related to formal or distinct restructurings, but rather, the normal and recurring management of employment levels in response to business conditions and our ongoing effort to reduce the Company’s cost structure.

A table of the charges, reversals and payments of the formal resizing plans initiated in fiscal 2002 appears below:

	(in thousands)
	Severance and Benefits	Commitments	Total
Fiscal 2002 Resizing Plans

Provision for resizing plans in fiscal 2002 recorded in continuing and discontinued operations	$10,379	$9,282	$19,661
Payment of obligations	(5,914)	(300)	(6,214)

Balance, September 30, 2002	4,465	8,982	13,447
Change in estimate	(455)	—	(455)
Payment of obligations	(3,135)	(3,192)	(6,327)

Balance, September 30, 2003	875	5,790	6,665
Change in estimate	(68)	—	(68)
Payment of obligations	(440)	(2,619)	(3,059)

Balance, September 30, 2004	367	3,171	3,538
Payment of obligations	(342)	(2,064)	(2,406)

Balance, September 30, 2005	$25	$1,107	$1,132

The plans have been completed but cash payments for the severance charges are expected to continue into fiscal 2006, or such time as the obligations can be satisfied. Commitments represent non-cancelable operating lease obligations. Payments for operating lease commitments are expected to continue into fiscal 2006.

Gain on sale of assets

For the fiscal year ended September 30, 2005, the $1.7 million net gain on sale of assets primarily consists of the gain on the sale of our wedge bonding technology of $1.6 million. In fiscal 2004, we realized a gain of $0.9 million on the sale of land and a building.

Income from Continuing Operations

Income from operations by business segment appears below:

	(dollar amounts in thousands) Fiscal year ended September 30,
	2004	% Sales	2005	% Sales
Equipment	$76,469	21.2%	$20,444	10.1%
Packaging materials	25,698	10.9%	19,307	7.0%

	$102,167	17.1%	$39,751	8.4%

For fiscal 2005, we had income from continuing operations of $39.8 million, compared to income from continuing operations of $102.2 million in fiscal 2004. This change was primarily due to a $120.4 million decline in sales caused by reduced industry-wide demand for automatic ball bonders.

For fiscal 2005, income from operations for our equipment business segment decreased $56.0 million due to reduced industry-wide demand for our automatic ball bonders. Income from operations for our packaging materials business segment decreased $6.4 million due to lower capillary sales caused by pricing pressures and lower industry-wide demand.

Interest Income and Expense

Interest income during fiscal 2005 was $1.1 million higher than in fiscal 2004 due to higher rates of return on invested cash balances. Interest expense during fiscal 2005 was $3.8 million compared to $10.5 million in fiscal

2004. Interest expense in both the current and prior fiscal year primarily reflects interest on our Convertible Subordinated Notes. The reduction in interest expense for fiscal 2005 was due to the early extinguishment of our 4.75% and 5.25% Convertible Subordinated Notes and issuance of our 0.5% and 1.0% Convertible Subordinated Notes during fiscal 2004.

Charge on Early Extinguishment of Debt

In fiscal 2004, we incurred costs of $10.5 million to redeem our 4.75% and 5.25% convertible subordinated notes, of which $6.0 million was a redemption premium cash charge and $4.5 million was due to the write-off of deferred financing costs associated with the initial issuance of the notes during fiscal 2004.

Provision for Income Taxes

The provision for income taxes for fiscal 2005 reflects income tax expense of $4.8 million, which primarily consists of $4.4 million of income taxes on income earned in foreign jurisdictions, $3.3 million for additional foreign income tax exposure, $0.6 million for the potential repatriation of foreign earnings, $0.4 million for U.S. Alternative Minimum tax, and a credit of $3.9 million associated with a reduction of the valuation allowance on U.S. net operating loss carryfowards due to the planned repatriation of foreign earnings in fiscal 2006. During fiscal 2005, we increased our valuation allowance against U.S. net operating loss carryforwards by approximately $3.0 million, which is equal to the amount of deferred tax asset generated by additional U.S. net operating loss carryforwards. Our tax expense in fiscal 2004 reflects income tax on income in foreign jurisdictions, alternative minimum tax on U.S. income and a provision for California state income tax.

Our future effective tax rates could be adversely affected by earnings being lower than anticipated in countries where we have lower statutory rates and higher than anticipated in countries where we have higher statutory rates by changes in the valuation of our deferred tax assets and liabilities, or by changes in tax laws, regulations, accounting principles, or interpretations thereof. We regularly assess the effects resulting from these factors to determine the adequacy of our provision for income taxes.

On October 22, 2004, the U.S. Government passed The American Jobs Creation Act (the “Act”). The Act provides for certain tax benefits including but not limited to the reinvestment of foreign earnings in the United States. For fiscal 2006, we can elect, under the Act, to apply an 85% dividends-received deduction against certain dividends received from controlled foreign corporations, in which it is a U.S. shareholder. We have evaluated the potential benefit(s) under the Act and concluded that we are unlikely to derive a material benefit from doing so.

Loss from Discontinued Operations, net of tax

The Company’s discontinued operations consists of its test interconnect business unit (see the description of the sale of this business in the introduction to this Management’s Discussion Analysis of Financial Condition and Results of Operations) in fiscal 2005 and its test interconnect and flip chip businesses in fiscal 2004. Net sales included in discontinued operation were $85.7 million in fiscal 2005 compared to $131.2 million in fiscal 2004. The lower sales of $45.5 million or 35% were primarily due to reduced industry-wide demand, reduced market share caused by factory closings and operations transfers, product pricing pressures, and lower demand for our products from our customers. The net loss from discontinued operations in fiscal 2005 was $137.4 million compared to $18.8 million in the prior year. The increased loss of $118.6 million was due primarily to a goodwill impairment charge of $51.8 million, an asset impairment charge of $48.8 million, and lower gross profit as the result of the lower net sales. The major classes of test assets and liabilities sold included: $12.3 million in accounts receivable; $9.8 million in inventory; $12.7 million in property, plant and equipment; and $5.2 million in accounts payable.

Fiscal Years Ended September 30, 2004 and September 30, 2003

Bookings and Backlog. During the fiscal year ended September 30, 2004, we recorded bookings of $594.7 million compared to $386.1 million in fiscal 2003. A booking is recorded when a customer order is reviewed and a determination is made that all specifications can be met, production (or service) can be scheduled, a delivery date can be set, and the customer meets the Company’s credit requirements. At September 30, 2004, the backlog of customer orders totaled $50.8 million, compared to $52.1 million at September 30, 2003. Since the timing of deliveries may vary and orders are generally subject to cancellation, our backlog as of any date may not be indicative of net sales for any succeeding period. For example, on August 10, 2004, we announced that discussions with customers indicated a general slowing in the rate of semiconductor growth. As a result of the slowing growth rate, some of these customers requested that we delay the shipment of wire bonders previously ordered and included in our backlog of customer orders at June 30, 2004.

Net Revenue

Business segment net sales:

	(dollar amounts in thousands) Fiscal year ended September 30,
	2003	2004	% Change
Equipment	$198,447	$361,244	82.0%
Packaging materials	174,606	234,690	34.4%

	$373,053	$595,934	59.7%

Net Revenue. Net sales from continuing operations for the year ended September 30, 2004 were $595.9 million, an increase of 59.7% from $373.1 million in fiscal 2003 due primarily to the increased demand in the semiconductor industry for our automatic ball bonders throughout the majority of fiscal 2004.

Our equipment segment was the primary beneficiary of the increased demand in the semiconductor industry during fiscal 2004, recording an 82.0% increase in net sales compared to the prior year. According to VLSI Research, our market share of worldwide revenue for automatic ball bonders for the first half of calendar 2004 increased to 49% from 41% in the second half of calendar 2003 and 36% in the first half of calendar 2003. The higher net sales resulted primarily from a 122.1% increase in unit sales of our automatic ball bonders. We recorded our highest quarterly ball bonder unit volume in the history of the Company in the second quarter of fiscal 2004. This large percentage increase in ball bonder unit sales was partially offset by the elimination of sales of dicing saws in fiscal 2004 due to the sale of this business in August 2003, relatively flat sales in specialty bonders and spare parts, and a lower average selling price (ASP) per ball bonder. The blended ASP for our automatic ball bonders was 5.1% lower than the prior year, due primarily to customer mix. This reflected general lowering of ASP for any particular model over its product life cycle. To mitigate this we introduce new models with additional features that enable us to realize a higher selling price. We experienced a higher ASP on our newer Maxum Plus model compared to Maxum. The blended ASP varies with the proportion of newer models sold and with customer mix.

Our packaging materials business also benefited from the increased demand in the semiconductor industry with a $60.1 million or 34.4% increase in net sales. Our capillary unit sales were up 26.3% in fiscal 2004 compared to the prior year. Blended capillary ASP was down slightly (2.9%) from the prior year. The reduction in blended capillary ASP is a function of the general decline in unit prices and mix between high and low end capillaries. High end capillaries support advanced packaging applications and have higher ASP’s. As in our equipment business, we introduce new capillaries with additional capabilities that enable us to realize a higher selling price. Our wire unit sales (measured in Kft) increased 36.6% in fiscal 2004 over the prior year due to increased orders from existing customers and new customers. Wire ASP is heavily dependent upon the price of gold and can fluctuate significantly from period to period. In fiscal 2004 the price of gold accounted for approximately $20.6 million of the sales increase over the prior year and the increase in unit volume accounted for approximately $28.5 million of the increase.

The majority of our sales are to customers that are located outside of the United States or that have manufacturing facilities outside of the United States. Shipments of our products with ultimate foreign destinations comprised 95% of our total sales in fiscal 2004 compared to 93% in the prior fiscal year. The majority of these foreign sales were to customer locations in the Asia/Pacific region, including Taiwan, Malaysia, Singapore, Korea and Japan. Taiwan accounted for the largest single destination for our product shipments with 29% of our shipments in fiscal 2004 compared to 25% of our shipments in the prior fiscal year.

Gross Profit

Business segment gross profit:

	(dollars amounts in thousands) Fiscal year ended September 30,
	2003	% Sales	2004	% Sales
Equipment	$69,355	34.9%	$152,628	42.3%
Packaging materials	41,827	24.0%	52,097	22.2%

	$111,182	29.8%	$204,725	34.4%

Gross profit. Gross profit increased 84.1% ($93.5 million) in fiscal 2004 from the prior year and our gross margin (gross profit as a percentage of net sales) improved 4.6 percentage points. The higher gross profit and gross margin was primarily due to the improved demand in the semiconductor industry, particularly for our automatic ball bonders. Included in the results for fiscal 2004 were $0.4 million of inventory write-downs. Included in the results for fiscal 2003 is a charge for inventory write-downs of $1.7 million.

Our equipment gross profit increased 120.0% ($83.3 million) from the prior year and the equipment gross margin increased 7.4 percentage points from the prior year. The higher sales volume of ball bonders accounted for $55.1 million of the increased gross profit and an 18.1% reduction in the manufacturing cost per ball bonders partially offset by the lower ASP accounted for $24.4 million of the improvement. Our lower cost per unit was the main reason for the 7.4 percentage point increase in gross margin and was due to the lowering of production costs over our products’ life cycle via better supply chain management, engineering more cost effective parts and volume purchasing.

Our packaging materials gross profit increased 24.6% ($10.3 million) from the prior year, with capillaries gross profit accounting for $7.9 million of the increase. Higher capillary unit volume accounted for $5.9 million of this improvement and lower capillary costs associated with shifting a portion of capillary production to China accounted for $3.1 million of the variance. These favorable results were partially offset by lower capillary ASP’s. Our wire gross profit was approximately $4.9 million higher than the prior year reflecting higher unit sales (measured in Kft) but the wire gross margin was lower than the prior year due to the increase in the price of gold, which makes up a significant portion of our wire cost of sales.

Operating Expenses

	(dollar amounts in thousands)
	Fiscal year ended September 30,
	2003	% Sales	2004	% Sales
Selling, general and administrative	$78,776	21.1%	$75,137	12.6%
Research and development, net	33,313	8.9%	28,427	4.8%
Resizing(recovery) costs	(372)	-0.1%	(68)	0.0%
Asset impairment	531	0.1%	—	0.0%
Gain on sale of assets	—	0.0%	(938)	(0.02)
Loss on sale of product lines	5,257	1.4%	—	0.0%

	$117,505	31.5%	$102,558	17.2%

Selling, general and administrative expenses. SG&A expenses improved when compared with the prior year and SG&A expense as a percentage of sales was down 8.5 percentage points. In fiscal 2004, SG&A expense included a variable expense for incentive compensation of $7.9 million compared to no expense for incentive compensation in the prior year. Also included in fiscal 2004 were: severance charges of $1.9 million; and $0.1 million of start-up costs in our China facility to transition production capacity. Included in the SG&A expense for fiscal 2003 were costs associated with workforce reductions (severance) of $3.5 million and start-up costs for our new China facility of approximately $1.1 million, partially offset by the favorable reversal of a $2.0 million reserve previously established for potential obligations to U.S. Customs. Other than the above mentioned costs, our SG&A costs were lower than the prior year and reflected our efforts to contain operating costs with higher sales volume.

The workforce reduction/severance charges identified in the previous paragraph were included in SG&A expense because they were not related to formal and distinct restructuring programs, but rather, they were normal and recurring management of employment levels in response to business conditions and our ongoing effort to reduce our cost structure. Also, if the business conditions had improved, we were prepared to rehire some of these terminated individuals. These charges are in contrast to the formal and distinct resizing programs we established in prior fiscal years.

Research and development. Research and development (“R&D”) expense in fiscal 2004 decreased $4.9 million or 14.7% from fiscal 2003. While we saw lower payroll and related expenses due to our ongoing cost reduction efforts, we continued to invest in the development of next-generation wire bonders.

Resizing: The semiconductor industry has been volatile, with sharp periodic downturns. The industry experienced excess capacity and a severe contraction in demand for semiconductor manufacturing equipment during our fiscal years 2001, 2002 and most of 2003. We developed formal resizing plans in response to these changes in the business environment with the intent to align our cost structure with anticipated revenue levels. Accounting for resizing activities requires an evaluation of formally agreed upon and approved plans. We documented and committed to these plans to reduce spending that included facility closings/rationalizations and reductions in workforce. We recorded the expense associated with these plans in the period that we committed to carry-out the plans. Although we have made every attempt to consolidate all known resizing activities into one plan, the extreme cycles and rapidly changing forecasting environment places limitations on achieving this objective. The recognition of a resizing event does not necessarily preclude similar but unrelated actions in future periods.

In fiscal 2004, we reversed $0.1 million of these resizing charges in continuing operations and in fiscal 2003 we reversed $0.5 million of these resizing charges (includes $0.4 million in continuing operations and $0.1 million in discontinued operations) due to the actual severance cost associated with the terminated positions being less than the cost originally estimated. We recorded resizing charges of $19.7 million (includes $14.1 million in continuing operations and $5.6 million in discontinued operations) in fiscal 2002 and $4.2 million in fiscal 2001 (includes $3.9 million in continuing operations and $0.3 million in discontinued operations).

In addition to the formal resizing costs identified below, we continued to downsize our operations in fiscal 2002, 2003, 2004 and 2005. These downsizing efforts resulted in workforce reduction charges in continuing and discontinued operations of $4.5 million in fiscal 2004, $5.6 million in fiscal 2003, and $5.0 million in fiscal 2002. In contrast to the resizing plans discussed above, these workforce reductions were not related to formal or distinct restructurings, but rather, the normal and recurring management of employment levels in response to business conditions and our ongoing effort to reduce our cost structure. In addition, during fiscal 2003, if the business conditions were to have improved, we were prepared to rehire some of these terminated individuals.

A summary of the charges, reversals and payments of the formal resizing plans initiated in fiscal 2002 appears below:

	(in thousands)
Fiscal 2002 Resizing Plans	Severance and Benefits	Commitments	Total
Provision for resizing plans in fiscal 2002 recorded in continuing and discontinued operations	$10,379	$9,282	$19,661
Payment of obligations in fiscal 2002	(5,914)	(300)	(6,214)

Balance, September 30, 2002	4,465	8,982	13,447
Change in estimate	(455)	—	(455)
Payment of obligations in fiscal 2003	(3,135)	(3,192)	(6,327)

Balance, September 30, 2003	875	5,790	6,665
Change in estimate	(68)	—	(68)
Payment of obligations	(440)	(2,619)	(3,059)

Balance, September 30, 2004	$367	$3,171	$3,538

Asset impairment. In fiscal 2003, we recorded an asset impairment charge of $0.5 million resulting from the write-down of assets that were sold and assets that became obsolete.

We perform our annual test for impairment of intangible assets at the end of the fourth quarter of each fiscal year, which coincides with the completion of our annual forecasting process. However, we also test for impairment whenever a “triggering” event occurs. We performed interim goodwill impairment tests on the goodwill associated with our test interconnect business during the quarters ended December 31, 2003 and March 31, 2004 due to the existence of an impairment trigger, which was the losses experienced at this business. Based on the results of these tests and our annual impairment test on intangibles assets associated with both our wire and test businesses, no impairment charge was recorded in fiscal 2004. The fair value of the wire and test reporting units was based on discounted cash flows of our projected future cash flows from this reporting unit, consistent with the methods used in fiscal 2002 and 2003. When conducting our goodwill impairment analysis, we calculate our potential impairment charges based on the two-step test identified in SFAS 142 and using the implied fair value of the respective reporting units. We use the present value of future cash flows from the respective reporting units to determine the implied fair value. We also tested our intangible assets for impairment in the March 2004 quarter, as a result of the sale of certain assets of the test operations and recorded an impairment charge of $3.2 million associated with the reporting unit’s purchased technology intangible asset. The $3.2 million charge is included in the $3.3 million asset impairment charge recorded in fiscal 2004 in discontinued operations.

Gain in sale of assets. In fiscal 2004, we realized a gain of $938 thousand on the sale of land and a building.

Loss on sale of product lines. In the fourth quarter of fiscal 2003, we sold the fixed assets, inventories and intellectual property associated with our saw and hard material blade product lines for $1.2 million in cash. We wrote-off $6.5 million of net assets associated with the transaction. In addition, we sold the assets associated with our polymers business for $105 thousand. This loss on sale of product lines of $5.3 million has been reclassified to be included in our operating expenses section of the consolidated statement of operations, from its prior presentation outside of the operating results.

Income (loss) from operations

Income (loss) from operations by business segments appears below:

	(dollars amounts in thousands)
	Fiscal year ended September 30,
	2003	% Sales	2004	% Sales
Equipment	$(16,254)	-8.2%	$76,469	21.2%
Packaging materials	9,931	5.7%	25,698	10.9%

	$(6,323)	-1.7%	$102,167	17.1%

Our income from operations in fiscal 2004 was $102.2 million compared to a loss from operations of $6.3 million in the prior fiscal year. The turn from a loss to profit generally reflected increased demand in the semiconductor industry throughout most of fiscal 2004 and our ongoing efforts to reduce operational expenses.

Equipment operating income increased $92.7 million from the prior year due primarily to higher sales and gross profit and lower operating costs. Packaging materials operating income increased $15.8 million, also due primarily to higher sales and gross profit and lower operating costs.

Interest and Charge on Early Extinguishment of Debt. Interest income in fiscal 2004 was $1.1 million compared to $940 thousand in the prior fiscal year. The higher interest income in fiscal 2004 was due primarily to higher cash and short-term investments. Interest expense in fiscal 2004 was $10.5 million compared to $17.4 million in the prior fiscal year. Interest expense in both fiscal 2004 and 2003 primarily reflects interest on our convertible subordinated notes. The lower interest expense in fiscal 2004 was due to the refinancing of our 4.75% and 5.25% convertible subordinated notes with lower interest 0.5% and 1.0% convertible subordinated notes. We also reduced the total amount of subordinated debt outstanding by $30 million.

We incurred a cost of $10.5 million to redeem our 4.75% and 5.25% convertible subordinated notes; $6.0 million of which was a cash expense associated with the redemption premium and $4.5 million which was due to the write-off of deferred financing expenses associated with the initial issuance of the notes.

Tax expense. Tax expense in fiscal 2004 reflects income tax on income in foreign jurisdictions, alternative minimum tax on U.S. income and certain state income tax. In fiscal 2004, we reversed the portion of our valuation allowance (approximately $11.2 million) that was equal to our U.S. taxable income, excluding taxable income subject to the U.S. alternative minimum tax. Until we can be reasonably assured that we can utilize our U.S. operating loss carryforwards, our income tax provision will reflect only U.S. alternative minimum tax, certain state tax and foreign taxation. Our tax expense in fiscal 2003 reflects income tax on income in foreign jurisdictions. In fiscal 2003, we established a valuation allowance against tax benefits from the fiscal 2003 losses in the U.S.

Loss from Discontinued Operations, net of tax

The Company’s discontinued operations in fiscal 2004 and 2003 consist of its test interconnect and Flip Chip business units (see the description of the sale of this business in the introduction to this Management’s Discussion Analysis of Financial Condition and Results of Operations).

Net sales included in discontinued operations from our test business were $121.9 million in fiscal 2004 compared to $104.9 million in fiscal 2003. The higher sales were primarily due to higher unit sales in our vertically configured retractable pin probe cards. The net loss from discontinued operations in our test business in fiscal 2004 was $18.1 million compared to $23.6 million in the prior year.

In February 1996, we entered into a joint venture agreement with Delco Electronics Corporation (“Delco”) providing for the formation and management of Flip Chip Technologies, LLC (“FCT”). FCT was formed to license certain technologies and to provide wafer bumping services on a contract basis. In March 2001, we purchased the remaining interest in the joint venture owned by Delco for $5.0 million and included FCT in our then existing advanced packaging business segment. In fiscal 2003, our then existing advanced packaging business segment consisted solely of FCT, which was not profitable.

In February 2004, the Company sold the assets of FCT for approximately $3.4 million in cash and notes, the agreement by the buyer to satisfy approximately $5.2 million of the Company’s lease liabilities and the assumption of certain other liabilities. The sale included fixed assets, inventories, and intellectual property of the Company’s flip chip business. The major classes of FCT assets and liabilities sold included: $3.6 million in accounts receivable, $119 thousand in inventory, $2.5 million in property, plant and equipment, $119 thousand in other long term assets, $1.5 million in accounts payable and $1.0 million in accrued liabilities. The Company recorded a net loss on the sale of FCT of $380 thousand. The net sales from FCT in fiscal 2004 were $9.4 million and the net loss from operations was $309 thousand. FCT has been recorded as a discontinued operation in these financial statements.

The Company recorded revenue and net loss associated with FCT of $16.4 million and $22.2 million in fiscal 2003.

Net income (loss). Our net income in fiscal 2004 was $55.9 million compared to a net loss of $76.7 million in fiscal 2003, for the reasons enumerated above.

LIQUIDITY AND CAPITAL RESOURCES

At September 30, 2005, total cash and investments were $95.4 million compared to $95.8 million at September 30, 2004, a decrease of $0.4 million.

The net cash provided by operating activities (from continuing operations) for the fiscal year ended September 30, 2005 of $20.6 million was primarily due to a net change in working capital components of $26.2 million that was mostly offset by net cash from operations (excluding the working capital component changes) of $46.8 million. The net change in working capital components of $26.2 million was primarily due to a $36.1 million increase in accounts receivable resulting from (1) increasing sales levels during the three months ended September 30, 2005, compared to decreasing sales levels during the three months ended September 30, 2004, and (2) extended payment terms that were granted to customers during fiscal 2005. This increase was partially offset by an increase in accounts payable and accrued expenses of $7.0 million and taxes payable of $5.0 million. Including the net cash used in discontinued operations of $23.3 million, net cash used in operating activities was $2.7 million.

The net cash provided by investing activities (from continuing operations) of $13.5 million consisted of net proceeds from investment transactions of $17.7 million and proceeds from the sale of assets of $1.7 million that were offset in part, by capital expenditures of $7.8 million. Including the net cash used in discontinued operations of $3.2 million, net cash provided by investing activities was $10.3 million.

The net cash provided by financing activities (from continuing operations) of $11.7 million primarily consisted of $10.6 million of cash received from the direct financing arrangement associated with the Willow Grove, Pennsylvania land and building transaction. During fiscal 2005, the Company entered into a direct financing arrangement involving the sale and leaseback of land and a building housing its corporate headquarters in Willow Grove, Pennsylvania. In accordance with SFAS 98, “Accounting for Leases”, the Company accounted for the transaction as financing and continued to reflect the land and building in its financial statements and recorded the cash received of $10.6 million as debt.

Our primary need for cash for the next fiscal year will be to provide the working capital necessary to meet our expected production and sales levels and to make the necessary capital expenditures to enhance our production and operating activities. We expect our fiscal 2006 capital expenditure needs to be between $10.0 million and $15.0 million. We financed our working capital needs and capital expenditure needs in fiscal 2005 through internally generated funds from our equipment and packaging materials businesses and expect to continue to generate cash from operating activities during fiscal 2006 to meet our cash needs. We expect to use the excess cash generated from our equipment and packaging materials business to fund our future growth opportunities, or to redeem a portion of our convertible subordinate notes.

Our long term debt at September 30, 2004 and 2005 consisted of the following:

				(in thousands)
	Fiscal Year of Maturity	Conversion Price	Rate	September 30,
Type				2004	2005
Convertible Subordinated Notes	2009	$20.33	0.50%	$205,000	$205,000
Convertible Subordinated Notes	2010	$12.84	1.00%	65,000	65,000

				$270,000	$270,000

In the first half of fiscal year 2004, we issued $205.0 million of 0.5% Convertible Subordinated Notes in a private placement to qualified institutional investors. The notes mature on November 30, 2008, bear interest at 0.5% per annum and are convertible into common stock of the Company at a conversion price of $20.33 per share, subject to adjustment for certain events. The notes are general obligations of the Company and are subordinated to all senior debt. The notes rank equally with the Company’s 1.0% Convertible Subordinated Notes (described below). There are no financial covenants associated with the notes and there are no restrictions on incurring additional debt or issuing or repurchasing our securities. Interest on the notes is payable on May 30 and November 30 of each year.

In the second half of fiscal year 2004, we issued $65.0 million of 1.0% Convertible Subordinated Notes in a private placement to qualified institutional investors. The notes mature on June 30, 2010, bear interest at 1.0% per annum and are convertible into common stock of the Company at a conversion price of $12.84 per share, subject to adjustment for certain events. The conversion rights of these notes may be terminated on or after June 30, 2006 if the closing price of our common stock has exceeded 140% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days. The notes are general obligations of the Company and are subordinated to all senior debt. The notes rank equally with our 0.5% Convertible Subordinated Notes. There are no financial covenants associated with the notes and there are no restrictions on incurring additional debt or issuing or repurchasing our securities. Interest on the notes is payable on June 30 and December 30 of each year.

We used $175.0 million of net proceeds from the issuance of the 0.5% Convertible Subordinated Notes to redeem all of our 4.75% Convertible Subordinated Notes. We used the net proceeds from the issuance of the 1.0% Convertible Subordinated Notes along with cash remaining from the issuance of the 0.5% Convertible Subordinated Notes and cash from operations to purchase all of our 5.25% Convertible Subordinated Notes at purchase prices between 101.0% and 102.1% of the principal amount of the 5.25% notes. These actions resulted in a reduction in interest expense to $3.8 million during fiscal 2005 from $10.5 million in fiscal 2004. The Company recorded a pretax charge of $6.2 million associated with the redemption of the 4.75% Convertible Subordinated Notes. The Company recorded a pretax charge of $4.4 million associated with the purchase of the 5.25% Convertible Subordinated Notes.

In accordance with SFAS No. 98, “Accounting For Leases”, during fiscal 2005 the Company recorded debt of $10.6 million (all classified as a current liability as of September 30, 2005), as part of accounting for a sale-leaseback transaction as a direct financing arrangement. Monthly lease payments of $0.1 million, which are allocated by the Company to interest expense and amortization of the debt, are scheduled through May 2006 at which time the land and building and remaining debt outstanding will be removed from the Company’s financial statements, and the deferred gain will be recognized. Interest expense is calculated using the Company’s incremental borrowing rate, which is estimated to be 6.0%.

Under U.S. Generally Accepted Accounting Principles, certain obligations and commitments are not required to be included in our consolidated balance sheets and statements of operations. These obligations and commitments, while entered into in the normal course of business, may have a material impact on our liquidity. Certain of the following commitments as of September 30, 2005 have not been included in our consolidated balance sheet and statements of operations included in Exhibit 99.4 to this report; however, they have been disclosed in the following table in order to provide a more complete picture of our financial position and liquidity. The most significant of these are our operating lease commitments and inventory purchase obligations.

The following table identifies obligations and contingent payments under various arrangements at September 30, 2005, including those not included in our consolidated balance sheet:

	Total	Amounts due in 1 year	Amounts due in 2-3 years	Amounts due in 4-5 years	Amounts due in more than 5 years
Contractual Obligations:
Long-term debt	$270,000	$—	$—	$270,000	$—
Operating Lease obligations*
Continuing operations	26,480	4,504	6,070	1,685	14,221
Discontinued operations	5,850	808	1,270	2,894	878
Debt associated with direct financing arrangement	10,119	10,119	—	—	—
Inventory Purchase obligations*
Continuing operations	70,174	70,174	—	—	—
Discontinued operations	1,463	1,463	—	—	—
Commercial Commitments:
Gold supply financing guarantee	6,856	6,856
Standby Letters of Credit*	3,180	3,180	—	—	—

Total Contractual Obligations and Commercial Commitments	$394,122	$97,104	$7,340	$274,579	$15,099

*	Represents contractual amounts not reflected in the consolidated balance sheet at September 30, 2005.

Long-term debt includes the amounts due under our 0.5% Convertible Subordinated Notes due 2008 and our 1.0% Convertible Subordinated Notes due 2010. The operating lease obligations at September 30, 2005 represent obligations due under various facility and equipment leases with terms up to fifteen years in duration, including the obligations associated with our new property lease in Fort Washington, Pennsylvania that will house our corporate headquarters beginning in fiscal 2006. Debt associated with direct financing arrangement represents the proceeds received on the land and building transaction. Inventory purchase obligations represent outstanding purchase commitments for inventory components ordered in the normal course of business. The Gold Supply Agreement includes gold inventory purchases we are obligated to pay for upon shipment of the fabricated gold to our customers.

The standby letters of credit represent obligations in lieu of security deposits for a gold financing agreement, a facility lease, and employee benefit programs.

At September 30, 2005, the fair value of our $205.0 million 0.5% Convertible Subordinated Notes was $151.2 million, and the fair value of our $65.0 million 1.0% Convertible Subordinated Notes was $47.0 million. The fair values were determined using quoted market prices at the balance sheet date. The fair value of our other assets and liabilities approximates the book value of those assets and liabilities. At September 30, 2005, the Standard & Poor’s rating on our 0.5% and 1.0% convertible subordinated notes was CCC+.

We have a non-contributory defined benefit pension plan covering substantially all U.S. employees who were employed on September 30, 1995. The benefits for this plan were based on the employees’ years of service and the employees’ compensation during the three years before retirement. Our funding policy is consistent with the funding requirements of U.S. Federal employee benefit and tax laws. We contributed approximately $1.5 million (based on the market price at the time of contribution) in Company stock to the Plan in Fiscal 2005 and $2.8 million in fiscal 2004. In fiscal 2006, we expect to make a contribution of Company common stock of approximately $1.8 million. Effective December 31, 1995, the benefits under the Company’s pension plan were frozen. As a consequence, accrued benefits no longer change as a result of an employee’s length of service or compensation.

We believe that our existing cash reserves and anticipated cash flows from operations will be sufficient to meet our liquidity and capital requirements for at least the next 12 months. However, our liquidity is affected by many factors, some based on normal operations of the business and others related to uncertainties of the industry and global economies. We may seek, as we believe appropriate, additional debt or equity financing to provide capital for corporate purposes. We may also seek additional debt or equity financing for the refinancing or redemption of existing debt and/or to fund strategic business opportunities, including possible acquisitions, joint ventures, alliances or other business arrangements which could require substantial capital outlays. The timing and amount of such potential capital requirements cannot be determined at this time and will depend on a number of factors, including demand for our products, semiconductor and semiconductor capital equipment industry conditions, competitive factors, the condition of financial markets and the nature and size of strategic business opportunities which we may elect to pursue.

RISK FACTORS

Risks Relating to Our Business

The semiconductor industry is volatile with sharp periodic downturns and slowdowns

Our operating results are significantly affected by the capital expenditures of large semiconductor manufacturers and their subcontract assemblers and vertically integrated manufacturers of electronic systems. Expenditures by semiconductor manufacturers and their subcontract assemblers and vertically integrated manufacturers of electronic systems depend on the current and anticipated market demand for semiconductors and products that use semiconductors, including personal computers, telecommunications equipment, consumer electronics, and automotive goods. Significant downturns in the market for semiconductor devices or in general economic conditions reduce demand for our products and materially and adversely affect our business, financial condition and operating results.

Historically, the semiconductor industry has been volatile, with periods of rapid growth followed by industry-wide retrenchment. These periodic downturns and slowdowns have adversely affected our business, financial condition and operating results. They have been characterized by, among other things, diminished product demand, excess production capacity, and accelerated erosion of selling prices. These downturns historically have severely and negatively affected the industry’s demand for capital equipment, including the assembly equipment and the packaging materials that we sell. There can be no assurances regarding levels of demand for our products, and in any case, we believe the historical volatility – both upward and downward – will persist.

We may experience increasing price pressure

Our historical business strategy for many of our products has focused on product performance and customer service rather than on price. The length and severity of the fiscal 2001 – fiscal 2003 economic downturn increased cost pressure on our customers and we have observed increasing price sensitivity on their part. In response, we are actively seeking to reduce our cost structure by moving operations to lower cost areas and by reducing other operating costs. If we are unable to realize prices that allow us to continue to compete on the basis of performance and service, our financial condition and operating results may be materially and adversely affected.

Our quarterly operating results fluctuate significantly and may continue to do so in the future

In the past, our quarterly operating results have fluctuated significantly. We expect that they will continue to fluctuate. Although these fluctuations are partly due to the volatile nature of the semiconductor industry, they also reflect other factors, many of which are outside of our control.

Some of the factors that may cause our revenues and/or operating margins to fluctuate significantly from period to period are:

•	market downturns;

•	the mix of products that we sell because, for example:

•	some lines of equipment within our business segments are more profitable than others; and

•	some sales arrangements have higher margins than others;

•	the volume and timing of orders for our products and any order postponements;

•	virtually all of our orders are subject to cancellation, deferral or rescheduling by the customer without prior notice and with limited or no penalties;

•	competitive pricing pressures may force us to reduce prices to retain the business;

•	higher than anticipated costs of development or production of new equipment models;

•	the availability and cost of the components for our products;

•	unanticipated delays in the development and manufacture of our new products and upgraded versions of our products and market acceptance of these products when introduced;

•	customers’ delay in purchasing our products due to anticipation that we or our competitors may introduce new or upgraded products; and

•	our competitors’ introduction of new products.

Many of our expenses, such as research and development, selling, general and administrative expenses, and interest expense, do not vary directly with our net sales. Our research and development efforts include long-term projects lasting a year or more, which require significant investments. In order to realize the benefits of these projects, we believe that we must continue to fund them during periods when our net sales have declined. As a result, a decline in our net sales would adversely affect our operating results. In addition, if we were to incur additional expenses in a quarter in which we did not experience comparable increased net sales, our operating results would decline. In a downturn, we may have excess inventory, which is required to be written off. Some of the other factors that may cause our expenses to fluctuate from period-to-period include:

•	the timing and extent of our research and development efforts;

•	severance, resizing, and other costs of relocating facilities;

•	inventory write-offs due to obsolescence; and

•	inflationary increases in the cost of labor or materials.

Because our revenues and operating results are volatile and difficult to predict, we believe that consecutive period-to-period comparisons of our operating results may not be a good indication of our future performance.

We may not be able to rapidly develop, manufacture and gain market acceptance of new and enhanced products required to maintain or expand our business

We believe that our continued success depends on our ability to continuously develop and manufacture new products and product enhancements on a timely and cost-effective basis. We must introduce these products and product enhancements into the market in a timely manner in response to customers’ demands for higher performance assembly equipment, leading-edge materials customized to address rapid technological advances in integrated circuits, and capital equipment designs. Our competitors may develop new products or enhancements to their products that offer performance, features and lower prices that may render our products less competitive. The development and commercialization of new products requires significant capital expenditures over an extended period of time, and some products that we seek to develop may never become profitable. In addition, we may not be able to develop and introduce products incorporating new technologies in a timely manner that will satisfy our customers’ future needs or achieve market acceptance.

Most of our sales and a substantial portion of our manufacturing operations are located outside of the United States, and we rely on independent foreign distribution channels for certain product lines; all of which subject us to risks, including risks from changes in trade regulations, currency fluctuations, political instability and war

Approximately 95% of our net sales for fiscal 2005 and 2004 and 93% of our net sales for fiscal 2003 were to customers located outside of the United States, in particular to customers located in the Asia/Pacific region. We expect this trend to continue. Thus, our future performance will depend, in significant part, on our ability to continue to compete in foreign markets, particularly in the Asia/Pacific region. These economies have been highly volatile, resulting in significant fluctuation in local currencies, and political and economic instability. These conditions may continue or worsen, which may materially and adversely affect our business, financial condition and operating results.

We also rely on non-United States suppliers for materials and components used in our products, and most of our manufacturing operations are located in countries other than the United States. We manufacture our automatic ball bonders and bonding wire in Singapore, we manufacture capillaries in Israel and China, bonding wire in Switzerland, and we have sales, service and support personnel in China, Hong Kong, Japan, Korea, Malaysia, the Philippines, Singapore, Taiwan and Europe. We also rely on independent foreign distribution channels for certain of our product lines. As a result, a major portion of our business is subject to the risks associated with international, and particularly Asia/Pacific, commerce, such as:

•	risks of war and civil disturbances or other events that may limit or disrupt markets;

•	seizure of our foreign assets, including cash;

•	longer payment cycles in foreign markets;

•	international exchange restrictions;

•	restrictions on the repatriation of our assets, including cash;

•	significant foreign and United States taxes on repatriated cash;

•	the difficulties of staffing and managing dispersed international operations;

•	possible disagreements with tax authorities regarding transfer pricing regulations;

•	episodic events outside our control such as, for example, an outbreak of Severe Acute Respiratory Syndrome or influenza;

•	tariff and currency fluctuations;

•	changing political conditions;

•	labor conditions and costs;

•	foreign governments’ monetary policies and regulatory requirements;

•	less protective foreign intellectual property laws; and

•	legal systems which are less developed and which may be less predictable than those in the United States.

Because most of our foreign sales are denominated in United States dollars, an increase in value of the United States dollar against foreign currencies, particularly the Japanese yen, will make our products more expensive than those offered by some of our foreign competitors. Our ability to compete overseas in the future may be materially and adversely affected by a strengthening of the United States dollar against foreign currencies. Our international operations also depend upon favorable trade relations between the United States and those foreign countries in which our customers, subcontractors, and materials suppliers have operations. A protectionist trade environment in either the United States or those foreign countries in which we do business, such as a change in the current tariff structures, export compliance or other trade policies, may materially and adversely affect our ability to sell our products in foreign markets.

Military conflict in Northern Israel and Southern Lebanon may disrupt our ability to manufacture capillaries

We own a factory in Yokneam, Israel, which is approximately fifteen miles from Haifa, Israel, where we manufacture capillaries. Although we manufacture capillaries in both Israel and China, China capillary manufacturing is dependent upon base material that is processed in our Israel facility. As a consequence, if our facility in Yokneam, Israel suffers significant damage, is destroyed or if our employees cannot report to work at the facility, our ability to manufacture capillaries, both in Israel and China, will be interrupted and our customer relationships, financial condition and operating results may be materially and adversely affected.

We are exposed to fluctuations in currency exchange rates that could negatively impact our financial results and cash flows

Because a significant portion of our business is conducted outside the United States, we face exposure to adverse movements in foreign currency exchange rates which could have a material adverse impact on our financial results and cash flows. Historically, our primary exposures have related to (net) receivables denominated in currencies other than a foreign subsidiaries’ functional currency, and remeasurement of our foreign subsidiaries’ net monetary assets from the subsidiaries’ local currency into the subsidiaries’ functional currency (the U.S. dollar). In general, an increase in the value of the U.S. dollar could require certain of our foreign subsidiaries to record translation and remeasurement gains. Conversely, a decrease in the value of the U.S. dollar could require certain of our foreign subsidiaries to record losses on translation and remeasurement. An increase in the value of the dollar could increase the cost to our customers of our products in those markets outside the United States where we sell in dollars, and a weakened dollar could increase the cost of local operating expenses and procurement of raw materials. An increase in the value of China’s Yuan could increase our material, labor, and other operating expenses in China. Our board has granted management with limited authority to enter into foreign exchange forward contracts and other instruments designed to minimize the short term impact currency fluctuations have on our business. We have entered into a foreign exchange forward contract and expect to enter into additional foreign exchange forward contracts and other instruments in the future. Our attempts to hedge against these risks may not be successful and may result in a material adverse impact on our financial results and cash flows.

We may not be able to consolidate manufacturing facilities without incurring unanticipated costs and disruptions to our business

In an effort to further reduce our cost structure, we are closing some of our manufacturing facilities and expanding others. We may incur significant and unexpected costs, delays and disruptions to our business during this consolidation process. Because of unanticipated events, including the actions of governments, suppliers, employees or customers, we may not realize the synergies, cost reductions and other benefits of any consolidation to the extent or within the timeframe that we currently expect.

Our business depends on attracting and retaining management, marketing and technical employees

Our future success depends on our ability to hire and retain qualified management, marketing and technical employees. In particular, we periodically experience shortages of technical personnel. If we are unable to continue to attract and retain the managerial, marketing and technical personnel we require, our business, financial condition and operating results could be materially and adversely affected.

Difficulties in forecasting demand for our product lines may lead to periodic inventory shortages or excesses

We typically operate our business with limited visibility of future demand. As a result, we sometimes experience inventory shortages or excesses. We generally order supplies and otherwise plan our production based on internal forecasts of demand. We have in the past, and may again in the future, fail to forecast accurately demand for our products, in terms of both volume and configuration for either our current or next-generation wire bonders. This has led to and may in the future lead to delays in product shipments or, alternatively, an increased risk of inventory obsolescence. If we fail to forecast accurately demand for our products, including assembly equipment and packaging materials, our business, financial condition and operating results may be materially and adversely affected.

Advanced packaging technologies other than wire bonding may render some of our products obsolete

Advanced packaging technologies have emerged that may improve device performance or reduce the size of an integrated circuit package, as compared to traditional die and wire bonding. These technologies include flip chip and chip scale packaging. Some of these advanced technologies eliminate the need for wires to establish the electrical connection between a die and its package. The semiconductor industry may, in the future, shift a significant part of its volume into advanced packaging technologies, such as those discussed above, which do not employ our products. If a significant shift to advanced packaging technologies were to occur, demand for our wire bonders and related packaging materials may be materially and adversely affected.

Because a small number of customers account for most of our sales, our revenues could decline if we lose a significant customer

The semiconductor manufacturing industry is highly concentrated, with a relatively small number of large semiconductor manufacturers and their subcontract assemblers and vertically integrated manufacturers of electronic systems purchasing a substantial portion of our semiconductor assembly equipment, packaging materials and test solutions. Sales to a relatively small number of customers account for a significant percentage of our net sales. During fiscal 2005, 2004, and 2003, sales to Advanced Semiconductor Engineering, our largest customer accounted for 15%, 19% and 15%, respectively, of our net sales.

We expect that sales of our products to a small number of customers will continue to account for a high percentage of our net sales for the foreseeable future. Thus, our business success depends on our ability to maintain strong relationships with our important customers. Any one of a number of factors could adversely affect these relationships. If, for example, during periods of escalating demand for our equipment, we were unable to add inventory and production capacity quickly enough to meet the needs of our customers, they may turn to other suppliers making it more difficult for us to retain their business. Similarly, if we are unable for any other reason to meet production or delivery schedules, particularly during a period of escalating demand, our relationships with our key customers could be adversely affected. If we lose orders from a significant customer, or if a significant customer reduces its orders substantially, these losses or reductions may materially and adversely affect our business, financial condition and operating results.

We depend on a small number of suppliers for raw materials, components and subassemblies. If our suppliers do not deliver their products to us, we would be unable to deliver our products to our customers

Our products are complex and require raw materials, components and subassemblies having a high degree of reliability, accuracy and performance. We rely on subcontractors to manufacture many of these components and subassemblies and we rely on sole source suppliers for some important components and raw materials, including gold. As a result, we are exposed to a number of significant risks, including:

•	lack of control over the manufacturing process for components and subassemblies;

•	changes in our manufacturing processes, in response to changes in the market, which may delay our shipments;

•	our inadvertent use of defective or contaminated raw materials;

•	the relatively small operations and limited manufacturing resources of some of our suppliers, which may limit their ability to manufacture and sell subassemblies, components or parts in the volumes we require and at acceptable quality levels and prices;

•	reliability or quality problems with certain key subassemblies provided by single source suppliers as to which we may not have any short term alternative;

•	shortages caused by disruptions at our suppliers and subcontractors for a variety of reasons, including work stoppage or fire, earthquake, flooding or other natural disasters;

•	delays in the delivery of raw materials or subassemblies, which, in turn, may delay our shipments; and

•	the loss of suppliers as a result of consolidation of suppliers in the industry.

If we are unable to deliver products to our customers on time for these or any other reasons; if we are unable to meet customer expectations as to cycle time; or if we do not maintain acceptable product quality or reliability, our business, financial condition and operating results may be materially and adversely affected.

Diversification into multiple businesses increases demands on our management and systems

We may from time to time in the future seek to expand through acquisition. Any significant acquisition would increase demands on our management, financial resources and information and internal control systems. Our success will depend, in part, on our ability to manage and integrate any acquired business with our existing businesses and to successfully implement, improve and expand our systems, procedures and controls. If we fail to integrate businesses successfully or to develop the necessary internal procedures to manage diversified businesses, our business, financial condition and operating results may be materially and adversely affected.

We may be unable to continue to compete successfully in the highly competitive semiconductor equipment and packaging materials industries

The semiconductor equipment and packaging materials industries are very competitive. In the semiconductor equipment, significant competitive factors include performance, quality, customer support and price. In the semiconductor packaging materials industry, competitive factors include price, delivery and quality.

In each of our markets, we face competition and the threat of competition from established competitors and potential new entrants. In addition, established competitors may combine to form larger, better capitalized companies. Some of our competitors have or may have significantly greater financial, engineering, manufacturing and marketing resources than we have. Some of these competitors are Asian and European companies that have had and may continue to have an advantage over us in supplying products to local customers who appear to prefer to purchase from local suppliers, without regard to other considerations.

We expect our competitors to improve their current products’ performance, and to introduce new products and materials with improved price and performance characteristics. Our competitors may independently develop technology that is similar to or better than ours. New product and materials introductions by our competitors or by new market entrants could hurt our sales. If a particular semiconductor manufacturer or subcontract assembler selects a competitor’s product or materials for a particular assembly operation, we may not be able to sell products or materials to that manufacturer or assembler for a significant period of time because manufacturers and assemblers sometimes develop lasting relations with suppliers, and assembly equipment in our industry often goes years without requiring replacement. In addition, we may have to lower our prices in response to price cuts by our competitors, which may materially and adversely affect our business, financial condition and operating results. We cannot assure you that we will be able to continue to compete in these or other areas in the future. If we cannot compete successfully, we could be forced to reduce prices, and could lose customers and market share and experience reduced margins and profitability.

Our success depends in part on our intellectual property, which we may be unable to protect

Our success depends in part on our proprietary technology. To protect this technology, we rely principally on contractual restrictions (such as nondisclosure and confidentiality provisions) in our agreements with employees, subcontractors, vendors, consultants and customers and on the common law of trade secrets and proprietary “know-how.” We also rely, in some cases, on patent and copyright protection. We may not be successful in protecting our technology for a number of reasons, including the following:

•	employees, subcontractors, vendors, consultants and customers may violate their contractual agreements, and the cost of enforcing those agreements may be prohibitive, or those agreements may be unenforceable or more limited than we anticipate;

•	foreign intellectual property laws may not adequately protect our intellectual property rights;

•	our patent and copyright claims may not be sufficiently broad to effectively protect our technology; our patents or copyrights may be challenged, invalidated or circumvented; or we may otherwise be unable to obtain adequate protection for our technology.

In addition, our partners and alliances may also have rights to technology that we develop. We may incur significant expense to protect or enforce our intellectual property rights. If we are unable to protect our intellectual property rights, our competitive position may be weakened.

Third parties may claim we are infringing on their intellectual property, which could cause us to incur significant litigation costs or other expenses, or prevent us from selling some of our products

The semiconductor industry is characterized by rapid technological change, with frequent introductions of new products and technologies. Industry participants often develop products and features similar to those introduced by others, creating a risk that their products and processes may give rise to claims that they infringe on the intellectual property of others. We may unknowingly infringe on the intellectual property rights of others and incur significant liability for that infringement. If we are found to have infringed on the intellectual property rights of others, we could be enjoined from continuing to manufacture, market or use the affected product, or be required to obtain a license to continue manufacturing or using the affected product. A license could be very expensive to obtain or may not be available at all. Similarly, changing or re-engineering our products or processes to avoid infringing the rights of others may be costly, impractical or time consuming.

Occasionally, third parties assert that we are, or may be, infringing on or misappropriating their intellectual property rights. In these cases, we will defend against claims or negotiate licenses where we consider these actions appropriate. Intellectual property cases are uncertain and involve complex legal and factual questions. If we become involved in this type of litigation, it could consume significant resources and divert our attention from our business.

Some of our customers are parties to litigation brought by the Lemelson Medical, Education and Research Foundation Limited Partnership (“Lemelson”), in which Lemelson claims that certain manufacturing processes used by those customers infringe patents held by Lemelson. We have never been named a party to any such litigation. Some customers have requested that we indemnify them to the extent their liability for these claims arises from use of our equipment. We do not believe that products sold by us infringe valid Lemelson patents. If a claim for contribution were to be brought against us, we believe we would have valid defenses to assert and also would have rights to contribution and claims against our suppliers. We have not incurred any material liability with respect to the Lemelson claims or any other pending intellectual property claim to date and we do not believe that these claims will materially and adversely affect our business, financial condition or operating results. The ultimate outcome of any infringement or misappropriation claim that might be made, however, is uncertain and we cannot assure you that the resolution of any such claim would not materially and adversely affect our business, financial condition and operating results.

We may be materially and adversely affected by environmental and safety laws and regulations

We are subject to various federal, state, local and foreign laws and regulations governing, among other things, the generation, storage, use, emission, discharge, transportation and disposal of hazardous material, investigation and remediation of contaminated sites and the health and safety of our employees. Increasingly, public attention has focused on the environmental impact of manufacturing operations and the risk to neighbors of chemical releases from such operations.

Proper waste disposal plays an important role in the operation of our manufacturing plants. In many of our facilities we maintain wastewater treatment systems that remove metals and other contaminants from process wastewater. These facilities operate under permits that must be renewed periodically. A violation of those permits may lead to revocation of the permits, fines, penalties or the incurrence of capital or other costs to comply with the permits, including potential shutdown of operations.

In the future, existing or new land use and environmental regulations may: (1) impose upon us the need for additional capital equipment or other process requirements, (2) restrict our ability to expand our operations, (3) subject us to liability for, among other matters, remediation, and/or (4) cause us to curtail our operations. We cannot assure you that any costs or liabilities associated with complying with these environmental laws will not materially and adversely affect our business, financial condition and operating results.

Anti-takeover provisions in our articles of incorporation and bylaws, and under Pennsylvania law may discourage other companies from attempting to acquire us

Some provisions of our articles of incorporation and bylaws of Pennsylvania law may discourage some transactions where we would otherwise experience a fundamental change. For example, our articles of incorporation and bylaws contain provisions that:

•	classify our board of directors into four classes, with one class being elected each year;

•	permit our board to issue “blank check” preferred stock without stockholder approval; and

•	prohibit us from engaging in some types of business combinations with a holder of 20% or more of our voting securities without super-majority board or stockholder approval.

Further, under the Pennsylvania Business Corporation Law, because our bylaws provide for a classified board of directors, stockholders may remove directors only for cause. These provisions and some other provisions of the Pennsylvania Business Corporation Law could delay, defer or prevent us from experiencing a fundamental change and may adversely affect our common stockholders’ voting and other rights.

Terrorist attacks, or other acts of violence or war may affect the markets in which we operate and our profitability

Terrorist attacks may negatively affect our operations. There can be no assurance that there will not be further terrorist attacks against the United States or United States businesses. Terrorist attacks or armed conflicts may directly impact our physical facilities or those of our suppliers or customers. Our primary facilities include administrative, sales and R&D facilities in the United States and manufacturing facilities in the United States, Singapore, China and Israel. Additional terrorist attacks may disrupt the global insurance and reinsurance industries with the result that we may not be able to obtain insurance at historical terms and levels for all of our facilities. Furthermore, additional attacks may make travel and the transportation of our supplies and products more difficult and more expensive and ultimately affect the sales of our products in the United States and overseas. Additional attacks or any broader conflict, could negatively impact on our domestic and international sales, our supply chain, our production capability and our ability to deliver products to our customers. Political and economic instability in some regions of the world could negatively impact our business. The consequences of terrorist attacks or armed conflicts are unpredictable, and we may not be able to foresee events that could have an adverse effect on our business.

We may be unable to generate enough cash to repay our debt

Our ability to make payments on our indebtedness and to fund planned capital expenditures and other activities will depend on our ability to generate cash in the future. If our convertible debt is not converted to our common shares, we will be required to make annual cash interest payments of $1.7 million in each of fiscal years 2006 through 2008, $0.8 million in fiscal 2009 and $0.5 million in fiscal 2010 on our aggregate $270.0 million of convertible subordinated debt. Principal payments of $205.0 million and $65.0 million on the convertible subordinated debt are due in fiscal 2009 and 2010, respectively. Our ability to make payments on our indebtedness is affected by the volatile nature of our business, and general economic, competitive and other factors that are beyond our control. Our indebtedness poses risks to our business, including that:

•	insufficient cash flow from operations to repay our outstanding indebtedness when it becomes due may force us to sell assets, or seek additional capital, which we may be unable to do at all or on terms favorable to us; and

•	our level of indebtedness may make us more vulnerable to economic or industry downturns.

We cannot assure you that our business will generate cash in an amount sufficient to enable us to service interest, principal and other payments on our debt, including the notes, or to fund our other liquidity needs.

We are not restricted under the agreements governing our existing indebtedness from incurring additional debt in the future. If new debt is added to our current levels, our leverage and our debt service obligations would increase and the related risks described above could intensify.

Changes in stock option accounting rules may adversely impact our reported operating results prepared in accordance with generally accepted accounting principles, our stock price and our competitiveness in the employee marketplace.

We have historically used broad based employee stock option programs to hire, incentivize and retain our workforce. Currently, Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation,” allows companies the choice of either using a fair value method of accounting for options, which would result in expense recognition for all options granted, or using an intrinsic value method, as prescribed by Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees,” with a pro forma disclosure of the impact on net income of using the fair value recognition method. We have elected to apply APB 25 and accordingly, we do not recognize any expense with respect to employee stock options as long as such options are granted at exercise prices equal to the fair value of our common stock on the date of grant.

SFAS No. 123R, “Share-Based Payment,” will be effective for public companies for annual periods beginning after June 15, 2005. Under SFAS No. 123R, companies must expense the fair value of employee stock options and similar awards as of the date the company grants the awards to employees. The expense would be recognized over the vesting period for each option and adjusted for actual forfeitures that occur before vesting.

We have adopted SFAS 123R for our fiscal year 2006. Adoption of SFAS 123R had a material impact on our consolidated results of operations, financial position and statement of cash flows (See Note 1 to Consolidated Financial Statements – Accounting for Stock-based Compensation). In addition, adoption of SFAS 123R could negatively impact our ability to utilize employee stock plans to recruit and retain employees and could result in a competitive disadvantage to us in the employee marketplace

Failure to receive shareholder approval for additional employee stock options and other equity compensation may adversely affect our ability to hire and retain employees.

Currently, we do not have an employee equity compensation plan in place that would allow us to issue meaningful additional equity compensation to employees. Our board of directors approved an equity stock compensation plan and recommended the plan to shareholders for approval at our 2005 Annual Shareholder Meeting. The shareholders did not approve the plan. If we do not receive shareholder approval of a new plan at our 2006 Annual Shareholder Meeting that provides for a sufficient number and type of awards, our ability to hire and retain employees may be adversely affected. In an effort to remain competitive in the employee marketplace, we may decide to increase employees’ cash compensation, which may have an adverse impact on our financial condition and operating results.

We have the ability to issue additional equity securities, which would lead to dilution of our issued and outstanding common stock

The issuance of additional equity securities or securities convertible into equity securities will result in dilution of existing stockholders’ equity interests in us. Our board of directors has the authority to issue, without vote or action of stockholders, shares of preferred stock in one or more series, and has the ability to fix the rights, preferences, privileges and restrictions of any such series. Any such series of preferred stock could contain dividend rights, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences or other rights superior to the rights of holders of our common stock. In addition, we are authorized to issue, without stockholder approval, up to an aggregate of 200 million shares of common stock, of which approximately 52.0 million shares were outstanding as of September 30, 2005. We are also authorized to issue, without stockholder approval, securities convertible into either shares of common stock or preferred stock.